Attachment A

                                 Code of Ethics
                            Investments - Rule 17j-1

1.   Definitions
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     A.   "Fund" means Eastcliff Emerging Growth Fund.

     B. "Access person" means any director, officer, general partner, or advisory person of the Fund.

     C. "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who , in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security of the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security:

          I. normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

          II. a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

     D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     E. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     F. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

     G. "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.
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     H.   "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

     I. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by [the board or some other entity or person].

     J. "Security held or to be acquired" by the Fund means any security as defined in the Rule which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund for purchase by the Fund.

2.   Exempted Transactions
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     The prohibitions of Section 3 of this Code shall not apply to:

     A. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

     B. Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

     C. Purchases or sales of securities which are non-volitional on the part of either the access person or the Fund.

     D.   Purchases which are part of an automatic dividend reinvestment plan.

     E. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     F. Purchases or sales which receive the prior approval of [name of person or body] because they are only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

3.   Prohibited Purchases and Sales
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     No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial


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     ownership and which he or she knows or should have known at the time of such purchase or sale:

     A.   is being considered for purchase or sale by the Fund; or

     B.   is being purchased or sold by the Fund.

4.   Reporting
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     A.   Every access person shall report to the Fund the information described in Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     B. A disinterested director of the Fund need only report a transaction in a security if such director at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15 day period immediately preceding the date of transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund.

     C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          I. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          II. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          III. The price at which the transaction was effected; and,

          IV. The name of the broker, dealer or bank with or through whom the transaction was effected.

     D. All access persons are required within 10 days of commencement of employment with the Adviser and, thereafter within 30 days after the end of each calendar year, to report all securities in which the access person has any direct or indirect beneficial interest, as well as the name of the broker dealer or bank with whom the access person maintained an account in which any such securities were so held, to the Adviser.


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     E.   Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5.   Sanctions
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     Upon discovering a violation of this Code, the board of directors of the
     Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of the investment company with respect to whose securities the violation occurred.


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                         ADDENDUM A- INVESTMENT ADVISERS

1.   Definitions
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     A.   "Adviser" means Knappenberger Bayer, KB Growth Advisors, LLC.

     B. "Investment Company" means a company registered as such under the Investment Company Act of 1940 and for which the Adviser is the investment adviser.

     C. "Access person" means any director, officer, general partner, or advisory person of the Adviser.

2.   Reporting
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     A.   Notwithstanding Section 4(a) of this Code, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

3.   Codes of Ethics of Investment Advisers & Sub- Advisers as relates to the
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     Eastcliff Emerging Growth Fund
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     Prior to retaining the services of an investment adviser or sub-adviser to the Fund, the Board of Directors of the Fund, including a majority of the Disinterested directors, shall approve the code of ethics adopted by such investment adviser or sub-adviser pursuant to Rule 17j-1 under the Act. The Board of Directors of the Fund, including a majority of Disinterested directors, shall approve any material changes to any such code of ethics within six months after the adoption of the material change. Prior to approving any such code of ethics or amendment thereto, the Board of Directors shall receive a certification from such investment adviser or sub-adviser that it has adopted such procedures as are reasonably necessary to prevent access p ersons of such investment adviser or sub-adviser from violating such code. Prior to approving this Code of Ethics and the code of ethics of the investment adviser or sub-adviser, and any material changes thereto, the Board of Directors must determine that any such code of ethics contain provisions reasonably necessary to prevent the applicable access persons form violating Rule 17j-1 (b) of the Act.



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